Exhibit 10.1

Information Concerning Executive Compensation

On January 15, 2009, the Compensation Committee of HomeFed Corporation (the “Company”) approved annual salary increases (effective January 1, 2009) and discretionary 2008 cash bonuses for each of the Company’s executive officers who were included as named executive officers in the Company's 2008 proxy statement.

Name and Title	Base Salary in 2009	Bonus Award for 2008[1]

Paul J. Borden	$263,415	$229,822[2]
President and Chief Executive Officer
Curt R. Noland	$170,465	$104,965
Vice President
Erin N. Ruhe	$137,917	$129,017
Vice President, Treasurer and Controller

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1  Includes a holiday bonus paid to each of the named executive officers based on a percentage of salary of $7,672 for Mr. Borden, $4,965 for Mr. Noland and $4,017 for Ms. Ruhe.

2  Includes a gross-up bonus of $ 72,150 for Mr. Borden as reimbursement for taxes payable on travel, commuting and lodging expenses.